                                                                     EXHIBIT 2.1

                             DATED NOVEMBER 19, 2001

                              ALLIED HOLDINGS INC.

                                     - and -

                             AUTOLOGIC HOLDINGS PLC

                                 PROJECT APRICOT

                                    AGREEMENT

                                 - relating to -

                     THE SALE AND PURCHASE OF THE REMAINING
             ISSUED SHARE CAPITAL OF ANSA LOGISTICS LIMITED, AUTOCAR
                LOGISTICS LIMITED AND UP TO AN ADDITIONAL 32% OF
                      THE ISSUED SHARE CAPITAL OF VEHICLE
                            LOGISTICS CORPORATION BV

                                     (LOGO)

                             Matter No: K0199/00336
                              A5/AJDH/TC/941569.02

                                    CONTENTS

CLAUSE                                                                 PAGE NO
1.    INTERPRETATION                                                      1

2.    CONDITION                                                           1

3.    SALE AND PURCHASE OF TARGET SHARES                                  2

4.    CONSIDERATION                                                       2

5.    DOCUMENTS TO BE DELIVERED ON SIGNING                                2

6.    PRE-COMPLETION MATTERS                                              2

7.    COMPLETION                                                          3

8.    RESTRICTIONS ON SELLER'S BUSINESS ACTIVITIES                        6

9.    WARRANTIES                                                          6

10.   LIMITATION ON CLAIMS                                                7

11.   CONFIDENTIALITY AND ANNOUNCEMENTS                                   8

12.   FURTHER ASSURANCE AND AVAILABILITY OF INFORMATION                   8

13.   INTEREST                                                            9

14.   CONTINUING OBLIGATIONS AND ASSIGNMENT                               9

15.   COSTS                                                               9

16.   NOTICES                                                             9

17.   AGENT FOR SERVICE                                                  10

18.   SEVERABILITY                                                       10

19.   ENTIRE AGREEMENT AND VARIATION                                     10

20.   GENERAL PROVISIONS                                                 11

21.   GOVERNING LAW AND JURISDICTION                                     11

22.   COUNTERPARTS                                                       11

23.   THIRD PARTY RIGHTS                                                 12

SCHEDULE 1                                                               13

PART A                                                                   13

         THE SELLER'S WARRANTIES                                         13

PART B                                                                   15

         THE PURCHASER'S WARRANTIES                                      15

SCHEDULE 2                                                               16

         TAX COVENANT                                                    16

SCHEDULE 3                                                               23

         INTERPRETATION                                                  23

AGREED FORM DOCUMENTS:
Form of resignation of directors
Stock Transfer Forms
Written legal opinion
Irrevocable powers of attorney
Seller's Board Minutes
Purchaser's Board Minutes
Ansa Board Minutes
Autocar Board Minutes

THIS AGREEMENT is made the 19th day of  November 2001

BETWEEN:

(1) ALLIED HOLDINGS, INC. a corporation incorporated in the State of Georgia whose principal office is at 160 Clairemont Avenue, Suite 200, Decatur, Georgia 30030 (the "SELLER"); and

(2) AUTOLOGIC HOLDINGS PLC a company registered in England and Wales under number 3252504 whose registered office is at Orion House, 5 Upper St Martin's Lane, London, WC2H 9EA (the "PURCHASER").

RECITALS:

(A) Autocar Logistics Limited is a company registered in England and Wales under number 3712214 ("AUTOCAR") and Ansa Logistics Limited is a company registered in England and Wales under number 3715126 ("ANSA") both of whose registered offices are at Orion House, 5 Upper St Martin's Lane, London WC2H 9EA and Vehicle Logistics Corporation BV is a company registered in the Netherlands under number 20100984 ("VLC") whose registered office is at 4906 CG Oosterhout (Noord-Brabant), Energieweg 2, Rotterdam. Autocar, Ansa and VLC are all joint venture companies; in the case of Autocar and Ansa, beneficially owned equally by the Transferring Shareholder and the Purchaser and, in the case of VLC, beneficially owned as to 32% each by the Purchaser and the Transferring Shareholder.

(B) The Seller has agreed to procure the sale of and the Purchaser has agreed to purchase the Target Shares (as defined below) on and subject to the terms of this Agreement.



IT IS AGREED:

1.       INTERPRETATION

1.1 In this Agreement (including its recitals and Schedules), unless the context otherwise requires, words and expressions have the meanings ascribed to them in Schedule 3.

2.       CONDITION

2.1 Completion is conditional upon the despatch of a circular to the shareholders of the Purchaser and the passing at an extraordinary general meeting of the Purchaser of a resolution to approve the transactions contemplated by this Agreement. For the avoidance of doubt, this condition is solely for the benefit of the Purchaser and may be waived unilaterally by the Purchaser at any time at its discretion.

2.2 The Purchaser shall use all reasonable endeavours to procure the satisfaction of the condition set out in clause 2.1, including dispatching the circular within 5 Business Days of the date of this Agreement, which is to include a recommendation by the board of directors of the Purchaser to the Purchaser's shareholders that they approve the transaction contemplated by this Agreement provided that nothing in this clause 2.2 shall require the directors' to act in breach of their legal duties or to act otherwise than in the best interests of the Purchaser.

2.3 If the condition specified in clause 2.1 has not been satisfied or waived by the Purchaser by 6.00 pm (London time) on 15 December 2001, then:

         (a) this Agreement shall terminate and have no further effect (subject only to this clause, clauses 11 (Confidentiality and Announcements), 15 (Costs) and 21 (Governing Law and Jurisdiction) which shall continue in force); and

         (b) subject to any liability which may arise from any breach of the obligations contained in this clause, the parties shall be released from all liabilities and obligations hereunder save in respect of any liability or breach arising prior to such termination.

3.       SALE AND PURCHASE OF TARGET SHARES

3.1 On and subject to the terms of this Agreement, the Seller shall procure the sale by the Transferring Shareholder of, with full title guarantee, the Target Shares and the Purchaser shall purchase all the Target Shares on and with effect from the Effective Acquisition Date in each case free from all charges, liens, equities, encumbrances, claims or restrictions whatsoever and together with all rights which from the Effective Acquisition Date, or at any time thereafter may have become attached to them (including without limitation the right to receive all dividends and distributions declared, made or paid on or after the Effective Acquisition Date excluding the Pre-Sale Dividend which the Transferring Shareholder shall be entitled to retain).

3.2 The Purchaser shall not be obliged to complete the purchase of any of the Target Shares unless the sale to it of all the Target Shares is completed simultaneously and if such sale is not completed on the Completion Date then the Purchaser shall be entitled to rescind this Agreement without liability of any kind on its part, but without prejudice to its rights in respect of any pre-existing breach of the terms hereof, including any breach giving rise to such right to rescind.

4.       CONSIDERATION

4.1 The total consideration payable by the Purchaser to the Seller shall be the sum of US$20,560,001 which shall be paid in cash on Completion. The total consideration shall be allocated as follows:

(a)      US$20,200,000 for the Ansa Shares;

(b)      US$360,000 for Autocar Shares; and

(c)      US$1 for the VLC Shares.

4.2 On the date of this Agreement the form and terms of all documents required to be signed or produced by the parties to this Agreement at Completion in accordance with clause 7 other than the documents referred to in clauses 7.2 and 7.6, shall have been agreed by the parties and initialled as documents in the agreed form.

5.       DOCUMENTS TO BE DELIVERED ON SIGNING

         Immediately upon the signing of this Agreement, the Seller shall deliver to the Purchaser, in the agreed form, a written legal opinion from the Seller's in-house legal counsel stating that the execution of this Agreement, any other documents substantially in the agreed form or any agreement required in connection with clauses 7.9 and 12 by the Seller and the performance by the Seller of its obligations under this Agreement, any other documents substantially in the agreed form or any other agreements required in connection with clauses 7.9 and 12 comply with all of the requirements set out in the corporate by-laws of the Seller and otherwise with all applicable laws of the State of Georgia and Federal Laws of the United States binding upon the Seller.

6.       PRE-COMPLETION MATTERS

6.1 Pending Completion the Seller undertakes that it shall procure that no member of the Allied Group shall:

         (a) take any action to prevent the businesses of each Target Company being carried on in the ordinary and usual course in accordance with the Purchaser's reasonable instructions; or

         (b) take any actions or permit any actions to take place which would incur or increase the Seller's or the Transferring Companies' liability under the Warranties had those Warranties been repeated at Completion.

6.2      If at any time on or before Completion:

         (a) the Seller fails to comply with all or any of its obligations contained in this Agreement in a material way, whether to be performed on or before Completion; or

         (b) the Purchaser becomes aware of any fact or event which is a material breach of any of the Seller's Warranties,

         then the Purchaser may, by written notice given by it to the Seller, elect to rescind this Agreement without prejudice to its remedies against the Seller.

7.       COMPLETION

7.1 Subject to the due satisfaction or waiver of the condition contained in clause 2.1 and the Purchaser not having elected to rescind this Agreement pursuant to the provisions of clauses 3.1 or 6 and the provisions of this clause, Completion shall take place at the offices of the Purchaser's Solicitors on the Completion Date or at such other place and/or on such other date as may be agreed between the parties.

7.2 On Completion the Purchaser will procure that the Seller and the Transferring Shareholder are released and discharged absolutely from their obligations, covenants and undertakings to The Royal Bank of Scotland plc and the Purchaser under the Principal Deed and First Amendment Deed pursuant to the terms of the Deed of Release with effect from Completion and will indemnify and keep the Seller and the Transferring Shareholder indemnified from any obligations, covenants and undertakings under the Principal Deed and First Amendment Deed with effect from Completion.

7.3 On Completion the Seller shall, subject to compliance by the Purchaser of its obligations under this Agreement (including specifically, its obligations under clause 7.2), cause to be delivered to the Purchaser:

         (a) duly executed transfers of the Autocar Shares and the Ansa Shares by the registered holders thereof in favour of the Purchaser (or as it may direct), together with the share certificate relating to such shares;

         (b) a certified copy of the minutes of the board of directors of the Seller authorising the execution by the Seller of this Agreement and any associated documents required to complete and fulfil the transactions contemplated by this Agreement;

         (c) written resignations (with effect from Completion) of each director appointed by the Transferring Shareholder to each of Ansa and Autocar, resigning from their respective offices and employments with each of Ansa and Autocar, in each case executed as deeds in the agreed terms; and

         (d) irrevocable powers of attorney in the agreed form executed by each of the holders of the Ansa Shares and Autocar Shares in favour of the Purchaser appointing the Purchaser to be its lawful attorney in respect of the Target Shares.

7.4 On Completion, the Purchaser shall cause to be delivered to the Seller a certified copy of the minutes of the board of directors of the Purchaser, authorising the execution by the Purchaser of this Agreement and any associated documents required to complete and fulfil the transactions contemplated by this Agreement.

7.5 On Completion the Seller and the Purchaser shall cause a Board Meeting of Ansa and Autocar to be duly convened and held at which:

         (a) the said transfers of the Ansa Shares and Autocar Shares shall be approved for registration (subject only to the transfers being duly stamped at the cost of the Purchaser); and

         (b) acceptance of the resignations of each director or officer appointed by the Transferring Shareholder to each Target Company.

7.6 On Completion the parties shall co-operate with the execution of a notarial deed of transfer of the Target Shares in VLC in the agreed form, executed before Mr P H N Quist or any other duly appointed civil notary in Amsterdam, the Netherlands.

7.7 On Completion the Purchaser shall, subject to compliance by the Seller with its obligations under this Agreement, pay the sum of US$20,560,001 (in immediately available cleared funds) into the Seller's Solicitors client account in full satisfaction of the consideration payable to the Seller for the Target Shares and the receipt by the Seller's Solicitors of such sum shall be a full discharge to the Purchaser of its obligations to pay the consideration thereunder.

7.8 At Completion, the obligations of the parties under the Tax Covenant shall take effect.

7.9

         (a) Other than in respect of any rights arising under or in connection with this Agreement or under the Confidentiality Agreement or any of the agreed form documents:

                  (i) the Seller (on behalf of itself and all members of the Allied Group) undertakes to the Purchaser (for itself and on behalf of the AutoLogic Group) that as at the date hereof neither it nor any member of the Allied Group has any Claims against any member of the AutoLogic Group and to the extent that there are any such Claims as at the date hereof, the Seller (on behalf of itself and all members of the Allied Group) hereby waives all such Claims; and

                  (ii) the Purchaser (on behalf of itself and all members of the AutoLogic Group) undertakes to the Seller (for itself and on behalf of the Allied Group) that as at the date hereof neither it nor any member of the AutoLogic Group has any claims against any member of the Allied Group and to the extent there are any such Claims as at Completion, the Purchaser (on behalf of itself and all members of the AutoLogic Group) hereby waives all such Claims.

         (b) Without prejudice to clause 11, to the extent that there are any Assets owned or controlled by the Seller or any member of the Allied Group after Completion, then the Seller will execute and deliver or will procure the execution and delivery of all such deeds of transfer (for nominal consideration) and releases in favour of the Target Companies as the Purchaser may reasonably require.

         (c) The Seller undertakes that it will not and procure that no member of the Allied Group will make any claim after Completion against the Purchaser or the Target Companies in respect of any intellectual property or intellectual property rights owned or controlled by the Seller or any member of the Allied Group which were used in the businesses of any of the Target Companies prior to Completion.

7.10 The Seller (for itself and on behalf of each member of the Allied Group) acknowledges receipt of the Pre-Sale Dividend and agrees that none of the Target Companies shall have any liability whatsoever to the Seller or any member of the Allied Group in relation to any further payments in respect of the Pre-Sale Dividend.

7.11 The Purchaser acknowledges with effect from the Effective Acquisition Date, that no member of the Allied Group shall have any obligation or liability in respect of any obligation of or relating to any Target Company in relation to the following:

         (a)      to Ford Motor Company for restructuring costs;
         (b)      any capital expenditure to be incurred by the Target
                  Companies;
         (c) any requirement to fund management incentive arrangements to any employees or consultants of the Target Companies; and
         (d)      any obligation to fund trading losses of any Target Companies.

7.12     Notwithstanding any other provision of this Agreement,

         (a) it is acknowledged by the parties to this Agreement that the VLC Shares to be transferred to the Purchaser pursuant to this Agreement are subject to pre-emption provisions contained in VLC's articles of association;

         (b) if waivers of pre-emption or consents to the transfer of all of the VLC Shares to the Purchaser from each of the current shareholders of VLC (other than the Purchaser) are not obtained on or before the Completion Date, then the Seller will procure the issue of an effective transfer notice in accordance with the provisions of the articles of association of VLC by the Transferring Shareholder in respect of the VLC Shares on or before Completion and the Seller undertakes that it shall not withdraw or amend such transfer notice once it has been given;

         (c) the Purchaser shall purchase at the earliest time permitted by the articles of association of VLC that number of shares in VLC which it is entitled so to purchase in accordance with the VLC articles of association;

         (d) following the completion of any pre-emption offers pursuant to VLC's articles of association the Seller will sell to the Purchaser and the Purchaser will purchase any remaining VLC shares not taken up by other existing shareholders of VLC pursuant to the pre-emption offers and the consideration paid pursuant to clause 4.1(c) shall be deemed to include the consideration for any VLC shares purchased pursuant to this clause;

         (e) the Purchaser agrees that the Seller shall be under no obligation to transfer to it any of the VLC Shares, which are transferred to any of VLC's other existing shareholders on acceptance of the pre-emption offers pursuant to the pre-emption provisions in VLC's articles of association;

         (f) to the extent that any VLC shares are transferred to any other shareholder in VLC in accordance with the foregoing provisions of this Clause, the Purchaser shall have no claim against the Seller or any member of the Allied Group in respect of such VLC Shares or the failure of the Seller to procure the transfer thereof to the Purchaser;

         (g) the Purchaser acknowledges that if waivers of pre-emption rights or consents to the transfer of the VLC Shares to the Purchaser from each of the current shareholders of VLC are not obtained on or before the Completion Date, it shall remain obliged to complete the purchase of the Ansa Shares and Autocar Shares in accordance with this Agreement and shall not be entitled to rescind this Agreement without any liability of any kind on its part; and

         (h) the Seller undertakes to the Purchaser that in any event it will procure the transfer to the Purchaser of not less than 14,745 ordinary shares in VLC on or before 26 March 2001.

8.       RESTRICTIONS ON SELLER'S BUSINESS ACTIVITIES

8.1      SELLER'S COVENANTS

         The Seller covenants with the Purchaser that the Seller shall not, and shall procure that no member of the Allied Group shall (or shall procure or assist any third party to) do any of the foregoing without the consent of the Purchaser:

         (a) at any time during the period of 24 months immediately following Completion, be engaged or directly or indirectly interested in carrying on any business (except as the owner for investment of securities dealt in on a stock exchange and not exceeding 10 per cent in nominal value of the securities of that class) to the extent that it competes with the Restricted Business within the Restricted Territories; or

         (b) at any time during the period of 24 months immediately following Completion solicit the employment or engagement of any Key Person or solicit the employment or engagement of a material number of employees of any of the Target Companies except for those who answer a public advertisement or those who are first approached when they are no longer employed by a Target Company or a member of the AutoLogic Group; or

         (c) at any time use for trading purposes the names "Autocar", "Ansa" or "VLC" or any name likely to cause confusion therewith; or

         (d) at any time after Completion represent itself or permit itself to be held out as being in any way connected with or interested in the business of any Target Company.

8.2 The Seller covenants with the Purchaser that the Seller shall not, and shall procure that no member of the Allied Group shall (or shall procure or assist any third party to) compete (which shall include, for the avoidance of doubt, tendering or submitting any proposal) with the Purchaser or any member of the AutoLogic Group in relation to the replacement, renewal or extension of any existing Ford Motor Company contract currently operated by any of the Target Companies during, in relation to each such Ford Motor Company contract, the current term of that contract and for a period ending on the date falling 6 months after the date of termination of that contract or 1 October 2004, whichever is earlier.

8.3      UNDERTAKINGS SEPARATE

         Each covenant in this clause 8 shall be construed as a separate covenant. If one or more of the covenants is held to be void or unenforceable, the validity of the remaining covenants shall not be affected and, to the extent that any covenant or part thereof is or would be held to be unenforceable but would be enforceable had part of such covenant been deleted or the period, geographical extent or range of business operations covered by such covenant been reduced then such covenant shall apply with such modifications as shall be necessary so as to render such covenant enforceable to the maximum extent permitted by law.

8.4      DEFINITIONS IN THIS CLAUSE:

         In this clause 8 the following words and expressions shall have the following meanings:

         "KEY PERSON" means any employee of a Target Company earning in excess of(pound)50,000 per annum;

         "RESTRICTED TERRITORIES" means the territories in which the relevant Target Company conduct business as at the date of this Agreement; and

         "RESTRICTED BUSINESS" means the distribution of new vehicles manufactured by Ford Motor Company.

9.       WARRANTIES

9.1 The Seller hereby warrants to the Purchaser in the terms of the Warranties set out in part A of Schedule 1. The Purchaser hereby warrants to the Seller in the terms of the Warranties set out in part B of Schedule 1.

9.2      Each of the Warranties set out in each paragraph and each paragraph of
         Schedule 1 shall be separate and independent and shall not be limited by reference to any other paragraph or anything in this Agreement or the Schedules.

9.3 Where any statement set out in Schedule 1 is expressed to be given or made to the best of the Seller's knowledge or is qualified by reference to the Seller's awareness or is qualified in some other manner having substantially the same effect, the Seller's undertake that all reasonable enquiries prior to the date hereof in respect of the subject matter of the relevant statement have been made of all members of the Allied Group, but in the event that all such reasonable enquiries have not been made such statement shall not be deemed to include such knowledge or awareness expression or qualification.

9.4 The Warranties shall be deemed to be given at the date of this Agreement and shall not be deemed to be repeated at any other time.

9.5 Each party has entered into this Agreement on the basis of the Warranties given by the other and in reliance on them. Liability under any Warranty shall not be confined to breaches discovered before Completion nor in any way be modified or discharged by Completion.

9.6 The Seller agrees with the Purchaser (for itself and on behalf of each Target Company and each member of the AutoLogic Group and their respective officers and employees) that neither it nor any member of the Allied Group has relied on any warranty, except for the Warranties set out in Part B of Schedule 1, or representation by or on behalf of any member of the AutoLogic Group or any of the Target Companies or any of their respective directors, officers, employees, agents or advisers in connection with this Agreement or the subject matter hereof.

10.      LIMITATION ON CLAIMS

10.1 The Seller shall have no liability in respect of any breach or non-fulfilment of any of the Warranties given by it unless the Purchaser has served on the Seller a written notice on or before 31 December 2002 after Completion giving a detailed description of the nature of the breach in question.

10.2 The aggregate amount of the liability of the Seller for all Warranty Claims or claim(s) under clause 2 of the Tax Covenant shall not exceed US$20,560,001.

10.3 The Seller shall not be liable for any Warranty Claim to the extent that the Purchaser or any directors of the Target Companies appointed by the AutoLogic Group had actual knowledge at the date of this Agreement of any specific fact, matter, event or circumstance which it or they knew would give rise to a Warranty Claim.

10.4 If the Seller pays to the Purchaser an amount in discharge of a Warranty Claim for breach of Warranty or an amount in discharge of a claim under the Tax Covenant and the Purchaser or the Target Companies subsequently recover from a third party (including any Tax authority) a sum which is referable to the matter giving rise to the Warranty Claim or a claim under the Tax Covenant the Purchaser shall (or, as appropriate, shall procure that the Target Company shall) as soon as reasonably practicable once it or the Target Company has received such amount and only after it or the Target Company has recovered the full amount of its loss in respect of such matter repay to the Seller:

         (a) the actual amount recovered from the third party after deducting an amount equal to the costs and expenses incurred by the Purchaser or any Target Company in recovering the same and any tax suffered on the receipt; or

         (b) if the figure resulting under paragraph (a) above is greater than the amount paid by the Seller to the Purchaser or the Target Company in respect of the relevant Warranty Claim or claim under the Tax Covenant, such lesser amount as shall have been so paid by the Seller.

10.5 The Purchaser agrees for itself and on behalf of the Target Companies with the Seller that each of them shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity in excess of their total loss in respect of any shortfall, damage, deficiency, breach or other set of circumstances which gives rise to one or more Warranty Claims, and for this purpose recovery by the Purchaser or the Target Companies shall be deemed to be a recovery by each of them.

10.6 The limitations on the liability of the Seller set out in this clause 10 shall not apply to any Warranty Claim if the matter or claim involves fraud or wilful non-disclosure on the part of the Seller or any member of the Allied Group on or prior to the entry into of this Agreement or Completion.

10.7 It is acknowledged by the parties to this Agreement that any allocation of consideration set out in this Agreement shall not limit in any way the Purchaser's right to claim up to US$20,560,001 for breach or non-fulfilment of any of the Warranties.

11.      CONFIDENTIALITY AND ANNOUNCEMENTS

11.1 For the purpose of assuring the full benefit of the business and goodwill of each Target Company and in consideration of the Purchaser agreeing to buy the Target Shares on the terms of this Agreement, the Seller agrees with the Purchaser and its successors in title as a separate and independent agreement that, save as provided in clause 11.2, it will not (and will procure that no member of the Allied Group shall) divulge (other than in accordance with clause 11.3) any Confidential Business Information.

11.2 The Allied Group may disclose or permit the disclosure of Confidential Business Information:

         (a) to its officers, employees, legal or other professional advisers, subject to them holding the information under a similar duty of confidentiality, to the extent necessary to enable it or them to perform or cause to be performed or to enforce any of its rights or obligations under this Agreement;

         (b) to the extent that the Confidential Business Information has become publicly available or is or has been in the public domain at the time of such disclosure otherwise than as a result of a breach of this clause; and

         (c) when required to do so by law or any order of court, but only to the extent so required.

11.3 No announcement or statement about this Agreement or the subject matter of, or any matter referred to in, this Agreement shall be made or issued before, on or after Completion by or on behalf of any of the parties without the prior written approval of the other parties (such approval not to be unreasonably withheld or delayed once such information shall have become public other than by breach of this Agreement) PROVIDED that nothing shall restrict the making by the Purchaser (even in the absence of agreement by the other parties) of any statement or announcement which may be required by law or which is in compliance with the requirements of the UK Listing Authority and FURTHER PROVIDED that nothing shall restrict the making by the Seller (even in the absence of agreement by the other parties) of any statement or announcement which may be required by law, the Securities and Exchange Commission and/or the New York Stock Exchange.

12.      FURTHER ASSURANCE AND AVAILABILITY OF INFORMATION

12.1 The Seller shall execute and deliver all such instruments and other documents as the Purchaser may from time to time reasonably require in order to give full effect to the provisions of this Agreement and secure to the Purchaser the full benefit of the rights, powers and remedies conferred upon the Purchaser in this Agreement.

12.2 The Seller shall take (for a period of 6 months after Completion) any such other actions as the Purchaser may from time to time reasonably request to secure the goodwill of the Target Companies, such action to include (but without limitation):

         (a) joint communications with the Purchaser on behalf of the Target Companies to any of their existing customers or suppliers; and

         (b) joint approaches with the Purchaser on behalf of the Target Companies to any of their existing customers or suppliers,

         to ensure so far as possible the smooth transition of ownership of the Target Companies to the Purchaser and the maintenance of goodwill and customer relationships and contacts. Provided that (i) the Seller shall not be required to do anything which is materially prejudicial to the interests of the Allied Group and (ii) any such action taken by the Seller shall be at the expense of the Purchaser so long as such expense is agreed in advance by the Purchaser and the Seller.

12.3 The Seller shall cause to be made available to the Purchaser any information to the extent it relates to the business and affairs of each Target Company prior to Completion which the Purchaser may from time to time reasonably require (before or after Completion) and which is in the Seller's possession or under the Seller's control. Such information shall be made available during business hours and following reasonable notice to the Purchaser. The Seller shall permit the Purchaser and its representatives to have access to such information and at its own expense to take copies thereof.

12.4 The Purchaser shall cause to be made available to the Seller any information to the extent it relates to the business and affairs of each Target Company prior to Completion which the Seller may from time to time reasonably require (before or after Completion) for the purpose of preparing or clarifying any disputes or queries in relation to the Seller's annual accounts, the audit of such accounts or its tax returns or as required by any SEC filings to be made by the Seller and which is in the Purchaser's or the Target Companies' possession or under the Purchaser's or the Target Companies' control shall be made available, during business hours and following reasonable notice, to the Seller. The Purchaser shall permit the Seller and its representatives to have access to such information and at its own expense to take copies thereof.

13.      INTEREST

         If any amount required to be paid under this Agreement is not paid when it is due, such amount shall bear interest at the rate of 3 per cent per annum over the base lending rate of The Royal Bank of Scotland PLC from time to time, calculated on a daily basis for the period from the relevant due date for payment up to and including the date of actual payment, as well after as before any judgment.

14.      CONTINUING OBLIGATIONS AND ASSIGNMENT

14.1 Each of the obligations, warranties, representations, indemnities and undertakings accepted or given by any party under this Agreement or any document referred to herein shall continue in full force and effect notwithstanding Completion taking place.

14.2 Neither party shall have the right to assign any benefit under this Agreement. 15. COSTS

15.1 Each party shall pay its own costs and expenses in relation to the negotiation, preparation, and implementation of this Agreement (and the documents referred to herein), including the fees and disbursements of their respective legal, accountancy and other advisers.

16.      NOTICES

16.1 Any notice or other communication to be given under this Agreement shall be in writing, shall be deemed to have been duly served on, given to or made in relation to a party if it is left at the authorised address of that party, posted by pre-paid airmail addressed to that party at such address, or sent by fax transmission to a machine situated at such address and shall if:

         (a) personally delivered, be deemed to have been received at the time of delivery;

         (b) posted to an inland address in the United Kingdom, be deemed to have been received on the second Business Day after the date of posting and if posted to an overseas address, be deemed to have been received on the fifth Business Day after the date of posting; or

         (c) sent by fax transmission, be deemed to have been received upon receipt by the sender of a fax transmission report (or other appropriate evidence) that the notice or communication has been transmitted to the addressee,

         PROVIDED that where, in the case of delivery by hand or fax transmission, delivery or transmission occurs after 6.00 pm on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9.00 am on the next following Business Day.

16.2 For the purposes of this cause the authorised address of each party shall be the address set out at the heading of this Agreement or such other address as that party may notify to the others in writing from time to time in accordance with the requirements of this clause.

17.      AGENT FOR SERVICE

17.1 The Seller irrevocably agrees that any notice or document may be sufficiently and effectively served on it in connection with Proceedings in England and Wales by service on Denton Wilde Sapte, 1 Fleet Place London EC4M 7WS England (ref: SJG 46120.00002), if no replacement agent has been appointed and notified to the Purchaser pursuant to clause 17.3, or on the replacement agent if one has been so appointed and notified by the Purchaser.

17.2 If the agent referred to in clause 17.1 (or any replacement agent appointed pursuant to this clause) at any time ceases for any reason to act as such, the Seller shall appoint a replacement agent to accept service having an address for service in England and Wales and shall notify the other party of the name and address of the replacement agent.

17.3 In respect of the Seller failing such appointment and notification contemplated in clause 17.2, the Purchaser shall be entitled by notice to the Seller to appoint such a replacement agent to act on behalf of the Seller PROVIDED that in cases where service is effected upon a replacement agent appointed by the Purchaser in accordance with this clause, a copy of the relevant notice or document shall at the same time be forwarded to the last known business address of the Seller.

18.      SEVERABILITY

18.1 If any provision of this Agreement (or of any document referred to herein) is held to be illegal, invalid or unenforceable in whole or in part in any relevant jurisdiction the legality, validity and enforceability of the remaining provisions of this Agreement (or such document) shall not in any way be affected or impaired thereby.

19.      ENTIRE AGREEMENT AND VARIATION

19.1 Subject to clause 19.4, this Agreement (together with any documents referred to herein) contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) (insofar as they are between the parties) relating to the subject matter of this Agreement.

19.2     Each of the parties acknowledges and agrees that:

         (a) it does not enter into this Agreement and the documents referred to herein on the basis of and does not rely, and has not relied, upon any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to by any person (whether a party to this Agreement or not) except those expressly set out or referred to in this Agreement and the documents referred to herein and the only remedy or remedies available in respect of any misrepresentation or untrue statement made to it shall be a claim for breach of contract under this Agreement; and

         (b) this clause 19.2 shall not apply to any statement, representation or warranty made fraudulently or to any provision of this Agreement which was induced by, or otherwise entered into as a result of, fraud, for which the remedies shall be all those available under the law governing this Agreement.

19.3 No variation, supplement, deletion or replacement of or from this Agreement or any of its terms shall be effective unless made in writing and signed by or on behalf of each party.

19.4 Notwithstanding any other provision of this Agreement, the Confidentiality Letter dated 5 April 2000 between the Seller and the Purchaser shall remain in full force and effect in accordance with its terms, save insofar as it relates to matters contemplated by this Agreement. The parties agree that this Agreement and the matters contemplated by it shall not be deemed a "Possible Transaction" for the purposes of the Confidentiality Letter.

20.      GENERAL PROVISIONS

20.1     Time shall be deemed to be of the essence in this Agreement.

20.2 Any waiver of a breach of any of the terms of this Agreement or of any default hereunder shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

20.3 No failure to exercise and no delay on the part of any party in exercising any right, remedy, power or privilege of that party under this Agreement and no course of dealing between the parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies provided by this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

21.      GOVERNING LAW AND JURISDICTION

21.1 This Agreement (together with all documents to be entered into pursuant to it which are not expressed to be governed by another law) shall be governed by, construed and take effect in accordance with English law.

21.2 The courts of England shall have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise out of or in connection with this Agreement (including without limitation claims for set-off or counterclaim) or the legal relationships established by this Agreement.

21.3 Each of the parties hereto agrees that in the event of any action between any of the parties hereto being commenced in respect of this Agreement or any matters arising under it, the process by which it is commenced, (where consistent with the applicable court rules) may be served on them in accordance with clause 17.1.

22.      COUNTERPARTS

         (a) This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

         (b) Each counterpart, when executed, shall be an original of this Agreement and all counterparts shall together constitute one instrument.

23.      THIRD PARTY RIGHTS

         The parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement save to the extent that members of the AutoLogic Group (with the prior consent of the Purchaser) or members of the Allied Group (with the prior consent of the Seller) may enforce any rights under this Agreement which are expressly intended to be for their benefit (including, without limitation, the Tax Covenant - but not the Warranties). This clause and any of the provisions of this Agreement may be amended, varied or abrogated by agreement between the Purchaser and the Seller without the consent of any third party.

IN WITNESS THEREOF the hands of the parties or their duly authorised representatives have executed this Agreement as a Deed the day and year first above written.

                                   SCHEDULE 1

                                     PART A

                             THE SELLER'S WARRANTIES

THE TARGET COMPANIES AND THE TARGET SHARES

1.       The Seller warrants to the Purchaser that:

         (a) the Transferring Shareholder has full legal and beneficial ownership of the Target Shares, owns such Target Shares free of any liens, charges, mortgages or other encumbrances of any kind whatsoever, sells such Target Shares with full title guarantee and has full and unencumbered power and authority to sell such Target Shares in accordance with the terms of this Agreement;

         (b) neither the Transferring Shareholder nor the Seller has committed any Target Company, nor are they aware of any other person or entity within the Allied Group or acting on their behalf having committed any Target Company, to any obligation or obligations, or having increased any existing obligations other than those approved at a duly convened Board Meeting of the Target Company;

         (c) neither the Transferring Shareholder nor the Seller are aware of any litigation (other than any litigation which has been disclosed at a duly convened Board Meeting of a Target Company) that is current, pending or threatened against any of the Target Companies which could in any such case have a material effect on the financial condition of any Target Company; and

         (d) neither the Transferring Shareholder nor the Seller have held themselves out, nor are they aware of any director appointed by it to the Target Companies as having held themselves out as representing the Target Companies other than with the prior approval of a duly convened Board Meeting of the Target Company.

2.       The Seller warrants to the Purchaser that:

         (a) it has the requisite power and authority to enter into and perform this Agreement and the other documents which are to be executed by it in connection herewith (the "SELLERS' COMPLETION DOCUMENTS");

         (b) this Agreement constitutes and the Sellers' Completion Documents will, when executed by the Seller , constitute binding obligations of the Seller in accordance with their respective terms; and

         (c) the execution and delivery of and the performance of the Seller of its obligations under this Agreement and the Sellers' Completion Documents will not:

                  (i) result in a breach of any existing order, judgment or decree of any court applicable to the Seller or the Transferring Company;

                  (ii) result in a breach of any rules or regulations of any governmental agency or regulatory body by which the Seller or the Transferring Company is bound; or

                  (iii) other than as contemplated by this Agreement, require the Seller or the Transferring Company to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date hereof.

                                     PART B

                           THE PURCHASER'S WARRANTIES

1.       The Purchaser warrants to the Seller that:

         (a) it has the requisite power and authority to enter into and perform this Agreement and the other documents which are to be executed by it in connection herewith (the "PURCHASERS' COMPLETION DOCUMENTS");

         (b) this Agreement constitutes and the Purchasers' Completion Documents will, when executed by the Purchaser, constitute binding obligations of the Purchaser in accordance with their respective terms; and

         (c) the execution and delivery of and the performance of the Purchaser of its obligations under this Agreement and the Purchasers' Completion Documents will not:

                  (i) result in a breach of any existing order, judgment or decree of any court applicable to the Purchaser;

                  (ii) result in a breach of any rules or regulations of any governmental agency or regulatory body by which the Purchaser is bound; or

                  (iii) other than as contemplated by this Agreement, require the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date hereof.

                                   SCHEDULE 2

                                  TAX COVENANT


1.       DEFINITIONS

1.1      In this Schedule:

         "ACCOUNTS" means the latest audited statutory accounts of the Target Companies for the year ended 31 December 2000;

         "ACCOUNTS RELIEF" means any Relief taken into account in computing and so reducing or eliminating any provision for Tax (including deferred
         Tax) which appears in the balance sheet in the Accounts as an asset;

         "BALANCE SHEET DATE" means 31 December 2000;

         "CLOSING BALANCE SHEET" means the balance sheet (agreed between the Purchaser and the Seller) drawn up by the Target Companies' auditors to 30 September 2001 in accordance with the UK GAAP and prepared on a consistent basis with accounting policies and practices of the Target Companies;

         "DEMAND" means any document issued or any claim made or action taken whether before or after the date hereof by or on behalf of any person, authority or body whatsoever (whether of the United Kingdom or elsewhere in the world) from which it appears to the Purchaser or the Target Company that the Target Company has or may have a Tax Liability;

         "EVENT" means any transaction, act, event or omission of whatever nature;

         "INSTALMENT REGULATIONS" means the Corporation Tax (Instalment Payments) Regulations 1998;

         "POST-COMPLETION RELIEF" means any Relief which arises to the Purchaser or to any Target Company as a consequence of any Event occurring or from income, profits or gains arising after the Effective Acquisition Date;

         "RELIEF" means any relief, allowance, deduction in computing profits, credit or right to repayment of Tax (including repayment supplement or interest thereon) granted by or pursuant to any legislation or otherwise for Tax purposes whether of the United Kingdom or elsewhere in the world; and

         "TAX" means any and all forms of taxes, levies, imposts, contributions, duties and charges in the nature of taxation and all withholdings or deductions in respect thereof of whatever nature whenever imposed whether of the United Kingdom or elsewhere (including, for the avoidance of doubt, National Insurance contribution liabilities in the United Kingdom and corresponding obligations elsewhere) and whether directly or primarily chargeable against, recoverable from or attributable to any Target Company or any other person including all fines, penalties, charges and interest relating to the same.

1.2 References to income or profits or gains shall include any other measure by reference to which Tax is computed.

1.3 References to income or profits or gains earned, accrued, arising or received by any person shall include income or profits or gains which are for the purposes of any Tax treated as earned, accrued, arising to or received by such person.

1.4 References to income or profits or gains earned, accrued, arising or received on or before a particular date (including, without limitation, the Effective Acquisition Date) or in respect of a particular period shall include income or profits or gains which are for the purposes of any Tax treated as earned or accrued, arising or received on or before that date or in respect of that period.

1.5 References to the occurrence of Events on or before a particular date (including, without limitation, the Effective Acquisition Date) or in respect of a particular period shall include Events which are for the purposes of any Tax treated as having occurred or existed at or before that date or in respect of that period.

1.6      References to any Tax liability of any Target Company shall include:

         (a) payments of or in respect of Tax by such Target Company since the Balance Sheet Date and before the Effective Acquisition Date;

         (b) liabilities of such Target Company to make payments of or in respect of Tax;

         (c) the denial, loss, use or set off in whole or in part of any Accounts Relief which would, but for such denial, loss, use or set off, have been available to any Target Company after the Effective Acquisition Date; and

         (d) the use or setting off in whole or in part against income, profits or gains earned, accrued, arising or received on or before the Effective Acquisition Date, or Tax thereon, of any Post-Completion Relief.

1.7 References in this Schedule to paragraphs are to paragraphs in this Schedule unless otherwise stated.

2.       COVENANT

2.1 Subject as hereinafter expressly provided, the Seller hereby covenants, with effect from Completion, to pay (to the extent possible, by way of reduction of the purchase price hereunder) to the Purchaser or, at the Purchaser's direction, the relevant Target Company an amount equal to:

         (a) any Tax liability of the Target Company arising in respect of or as a consequence of any disallowance as a deduction in calculating taxable profits or losses or re-characterisation as a distribution or otherwise of any management charge paid by any Target Company to any member of the Allied Group by any taxation authority;

         (b) without prejudice to 2.1(a) above, 50 per cent of any Tax liability of Autocar or Ansa and 32 per cent of any Tax liability of VLC arising in respect of or as a consequence of any Event or Events occurring on or before the Effective Acquisition Date or in respect of or by reference to any income, profits or gains earned, accrued, arising or received on or before the Effective Acquisition Date; and

         (c) all (or, in relation to a Tax liability under 2.1(b) above, the percentage relevant to that Tax liability mentioned in 2.1(b) (the "RELEVANT PERCENTAGE")) of the reasonable costs and expenses properly incurred by the Purchaser and/or any Target Company in connection with any such Tax liability of the Target Company, or Demand from which it appears to the Purchaser or the Target Company that any such Tax liability may arise or has arisen, or in successfully taking or defending any action under this covenant.

2.2 For the purposes of this covenant the amount of a Tax liability of the Target Company falling within paragraph 1.6(c) or 1.6(d) of this schedule shall be taken to be as follows:

         (a)      in the case of a Tax liability within paragraph 1.6(c):

                  (i) where such Accounts Relief is a right to repayment of Tax, the amount of the Relief so denied, lost, used or set off;

                  (ii) where such Accounts Relief is a deduction from or set off against income, profits or gains, or Tax thereon, the Tax that would otherwise have been saved for the accounting period in which the Accounts Relief arose but for such denial, loss, use or set off; or

                  (iii) if in such accounting period no Tax would otherwise have been saved because of an insufficiency of income, profits or gains, or Tax thereon, against which such Accounts Relief could have been offset, the Tax that would otherwise have been saved for the accounting period or periods in which income, profits or gains, or Tax thereon, arises or arose, against which such Accounts Relief could have been offset but for such denial, loss, use or set off, and in either case 2.2(a)(ii) or 2.2(a)(iii), on the assumption that the Accounts Relief in question would have been offset in priority to any other Relief available in such period or periods; and

         (b) in the case of a Tax liability within paragraph 1.6(d), the amount of Tax for which the Target Company would, but for such use or setting-off, have been liable and in respect of which a claim could have been made against the Seller under this covenant.

3.       LIMITATIONS AND EXCLUSIONS

3.1 In addition to paragraph 3.2, the Seller shall not be liable under the covenants contained in paragraph 2.1 in respect of any Tax liability of any Target Company:

         (a) (subject to paragraph 3.3) unless the Purchaser has served on the Seller a written notice on or before the seventh anniversary of Completion Date notifying the Seller that it is making a claim hereunder;

         (b) to the extent that such Tax liability would not have arisen but for any voluntary act or omission of the Purchaser or any Target Company or any member of the Autologic Group at any time on or after Completion which the Purchaser knew would give rise to the Tax liability and which could reasonably have been avoided, unless such act was carried out:

                  (i) pursuant to an obligation of the Target Company incurred prior to the Completion Date; or

                  (ii) in compliance with any law, regulation or request of any competent authority for Tax purposes; or

                  (iii) with the written agreement or at the written request of the Seller; or

                  (iv) in the ordinary course of business of the Company or the Purchaser; or

         (c) arising in respect of or as a consequence of any disallowance as a deduction in calculating taxable profits or losses or re-characterisation as a distribution or otherwise of any management charge paid by any Target Company to any member of the Autologic Group by any taxation authority.

3.2 The Seller shall not be liable under the covenant contained in paragraph 2.1(b) in respect of any Tax liability of any Target Company in respect of ordinary trading activities to the extent that provision or reserve was made in the Closing Balance Sheet in respect of such Tax liability.

3.3 The Seller shall not be liable in respect of any claim under this covenant to the extent that recovery has been made in respect of the subject matter thereof under the Warranties.

3.4 The limitations set out in paragraph 3.1(a) on the liability of the Seller in relation to claims under this covenant shall not apply to any claim which involves substantiated allegations, made by any competent authority for Tax purposes, of any fraudulent act or omission or of any wilful default or negligent conduct on the part of the Seller or any member of the Allied Group prior to the Effective Acquisition Date.

4.       CONDUCT OF CLAIMS

4.1 If the Purchaser becomes aware of any Demand the Purchaser shall give notice to the Seller, with reasonably sufficient details of the Demand and the potential Tax liability, as soon as reasonably practicable.

4.2 In relation to any Demand the Purchaser shall, and shall procure that the relevant Target Company shall:

         (a) take reasonable endeavours to keep the Seller fully informed of material developments relating to the Demand;

         (b) not transmit any material communication to any Tax authority in relation to the Demand without first giving the Seller a reasonable opportunity to comment and without taking account of the Seller's reasonable comments; and

         (c) not agree the amount of the relevant Tax liability without the prior approval of the Seller (not to be unreasonably withheld).

4.3 If any dispute arises between the Purchaser and the Seller as to whether to agree the amount of any Demand, such dispute shall be referred for determination to a Barrister, of at least 10 years call at the English Bar with relevant experience, appointed by agreement between the Purchaser and the Seller or (if they do not agree) upon the application by either party to the President for the time being of the Law Society, whose determination shall be final. The Barrister so appointed shall be asked to advise whether, in his opinion, (acting as an expert and not as an arbitrator), an appeal against the Demand would, on the balance of probabilities, be likely to succeed and shall be instructed, if the dispute relates to a Demand issued by a Tax authority outside the United Kingdom, to obtain such advice from professional advisers of the relevant jurisdiction as he thinks necessary in order to arrive at his opinion, and also to determine how the costs of obtaining his opinion should be allocated between the parties hereto. If, but only if, such opinion is in the affirmative shall an appeal be made and that Demand not then settled. Any further dispute arising between the parties as to whether any further appeal should be pursued following determination of an earlier appeal (whether or not in favour of the Company) shall be resolved in a similar manner. The Purchaser shall not be obliged to make any such appeal unless the Seller shall indemnify and at the request of the Purchaser secure the Purchaser and the Company to the Purchaser's satisfaction against the relevant percentage of all losses, costs, interest, damages and expenses and any further liability to Tax which may be incurred thereby and provided that where the Tax liability which is the subject of the Demand has to be paid before an appeal can be made the Purchaser shall not be obliged to procure the Company to take any such action until the Seller shall have paid to the Purchaser, or at its direction, the Company, for the purpose of discharging the Tax liability, an amount equal to the relevant percentage of the said liability. The Purchaser shall have conduct of any such appeal subject to the Seller and Purchaser having the same rights and obligations in relation to the conduct of the appeal as in relation to a Demand under paragraph 4.2.

5.       PAYMENT OF CLAIMS

5.1 Payments by the Seller pursuant to the covenants in paragraph 2 shall be made on the days specified in paragraph 5.2 below.

5.2      The days referred to in paragraph 5.1 are as follows:

         (a) if the Tax liability giving rise to a claim under this covenant involves an actual payment of Tax by any Target Company, the day which is the later of five Business Days after demand is made therefor by or on behalf of the Purchaser, and three Business Days before the date on which that Tax becomes due and payable to the relevant Tax authority;

         (b) if the Tax liability giving rise to a claim under this covenant does not involve an actual payment of Tax:

                  (i) if involving the denial, loss, use or setting off in whole or in part of an Accounts Relief which is a right to repayment of Tax, the day which is the later of five Business Days after demand is made therefor by or on behalf of the Purchaser, and the day on which such Tax would otherwise have been repaid;

                  (ii) if involving the denial, loss, use or setting off of any other Accounts Relief within paragraph 2.2(a), the day which is the later of five Business Days after demand is made therefor by or on behalf of the Purchaser, and the day on which the Tax that would otherwise have been saved becomes due and payable to the relevant Tax authority;

                  (iii) if involving the use or setting-off of any Post-Completion Relief within paragraph 2.2(b) the day which is the later of five Business Days after demand is made therefor by or on behalf of the Purchaser, and the day on which the Tax saved thereby would otherwise have become due and payable to the relevant Tax authority; and

         (c) in any other case, three Business Days after the date on which demand is made therefor by or on behalf of the Purchaser, supported by reasonable evidence of the liability under paragraph 2.

5.3 For the purposes of this paragraph 5, the date on which an amount of corporation tax (the "CORPORATION TAX") does or would become due and payable by a company, being a Target Company or the Purchaser (the "RELEVANT COMPANY"), shall be determined to be:

         (a) in any accounting period of the Relevant Company ending on or after 1 July 1999 in which the Relevant Company is a "large company" within the meaning of the Instalment Regulations, the date or dates upon which the Corporation Tax would be provided to be due and payable by Regulations 4 and 5 of the Instalment Regulations on the assumption that the Corporation Tax payable by the Relevant Company is the "total liability" of the Relevant Company for that period within the meaning of the said Regulations 4 and 5; or

         (b) in any other accounting period of the Relevant Company, the date which is nine months following the end of the accounting period.

5.4 For the purposes of this paragraph 5, references to the day on which an amount of Tax which is not UK corporation tax becomes due and payable to the relevant Tax authority shall be the first day on which such Tax is required by law to be paid without incurring any penalty or liability for interest in respect thereof.


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

6.       NO WITHHOLDINGS, ETC

6.1 All sums payable by the Seller under this Agreement shall be paid free of and without any rights of counterclaim or set off, and without deduction or withholding on any ground whatsoever, save only as may be required by law. If any such deduction or withholding is required by law the Seller shall be obliged to pay to the Purchaser or relevant Target Company (the "CLAIMANT") such amount as will ensure that, after any such deduction or withholding has been made, the Claimant shall have received a sum equal to the amount that the Claimant would otherwise have received in the absence of any such deduction or withholding, as reduced by any credit to which the Claimant may be entitled on account of such deduction or withholding.

6.2 If any competent authority for Tax purposes charges to Tax any sum paid (the "ORIGINAL PAYMENT") to the Claimant under this Agreement the Seller shall be obliged to pay to the Claimant such additional amount (the "ADDITIONAL PAYMENT") as will ensure that, after the payment of the Tax so charged on the original payment and any Tax chargeable on the additional payment, there shall remain a net sum equal to the amount of the original payment, such additional payment to be paid three Business Days after the Purchaser has served notice that Tax on the original payment has become due and payable, or would have become due and payable but for the availability of a Relief.

7.       CORRESPONDING SAVINGS AND REFUNDS

7.1 If the Seller makes payment in relation to any Tax liability under this covenant or by way of discharge of a Warranty Claim for breach of Warranty under the Agreement and such payment has given rise to a Relief in respect of that payment (other than an Accounts Relief) for the Target Company or the Purchaser which would not otherwise have arisen, then to the extent that the liability of the Purchaser or the Target Company to make an actual payment of or in respect of Tax is reduced by reason of such Relief from the amount that such liability would have been but for the availability of such Relief, the Purchaser, if so requested by the Seller, shall, on the later of:

         (a) the date when the Purchaser or the Target Company would have been under an obligation to pay the Tax liability so reduced; and

         (b) the date when such reduction is agreed by the relevant Tax authority,

         make a repayment to the Seller of an amount equal to the lower of the amount by which such liability is so reduced and the amount of the payment referred to at the beginning of this paragraph made by the Seller.

8.       REPAYMENTS

8.1 If the Seller shall become liable in respect of any claim arising under paragraph 2.1(b), credit shall be given to the Seller against such liability for the amount referred to in paragraph 8.2 below which shall be dealt with in accordance with paragraph 8.4 below.

8.2 The amount referred to in paragraph 8.1 above is the relevant percentage of any repayment of Tax received by any of the Target Companies from the Inland Revenue or any other Tax authority after the Effective Acquisition Date but which is a repayment of Tax paid by any Target Companies prior to the Effective Acquisition Date.

8.3      If the Purchaser receives such amount as is referred to in paragraph
         8.2 above, it shall (or shall procure that the relevant Target Company shall) promptly inform the Seller of that fact.

8.4 Where it is provided under paragraph 8.1 above that any amount (the "RELEVANT AMOUNT") is to be dealt with in accordance with this paragraph 8:


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

         (a) the Relevant Amount shall first be set off against any payment then due from the Seller under paragraph 2.1(b) and reduce to that extent the liability against which it is so set-off; and

         (b) to the extent that there is an excess of the Relevant Amount after any amounts have been set off under paragraph 8.4(a) above a refund shall be made to the Seller of any previous payment or payments by the Seller under paragraph 2.1(b) and not previously refunded under this paragraph 8.4(b) up to the amount of such excess; and

         (c) to the extent that the excess referred to in paragraph 8.4(b) is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Seller under paragraph 2.1(b) and reduce to that extent the liability against which it is so set-off.


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

                                   SCHEDULE 3

                                 INTERPRETATION

1.1 In this Agreement (including its recitals and Schedules) unless the context otherwise requires, words and expressions have the following meanings:

"ALLIED GROUP" means the Seller, its subsidiary undertakings and any of its associated companies from time to time and "MEMBER OF THE ALLIED GROUP" shall be construed accordingly;

"ANSA SHARES" means the 1 Ordinary share in the capital of Ansa owned by the Transferring Shareholder (representing 50% of the issued share capital);

"ASSETS" means any assets, real property or rights (but excluding intellectual property and intellectual property rights) used by the business of any of the Target Companies;

"AUTOCAR SHARES" means the 50,000 B Ordinary Shares in the capital of Autocar owned by the Transferring Shareholder (representing 50% of the issued share capital);

"AUTOLOGIC GROUP" means the Purchaser, its subsidiary undertakings and any associated companies;

"AXIS" means Axis International Inc. a corporation incorporated in the State of Georgia, whose principal office is at 160 Clairemont Avenue, Suite 400, Decatur Georgia 30030;

"BUSINESS DAY" means any day (except any Saturday or Sunday) on which banks in the City of London and New York City are generally open for business;

"CLAIMS" means all and any claims or rights to bring a claim including, but not limited to, any such claim or right in relation to any assets, real property, or rights used by the business of any of the Target Companies, any rights over the business or the development of the business of any of the Target Companies, any rights in the intellectual property of any of the Target Companies, any business or confidential information owned by any of the Target Companies (whether historic, current or future), any management charges payable by any of the Target Companies or any director's fees, salaries, bonus payments or other sums payable to any director or employee of any of the Target Companies;

"COMPLETION" means completion of the sale and purchase of the Target Shares pursuant to this Agreement in accordance with its terms;

"COMPLETION DATE" means the date which is the Business Day following the date on which the conditions set out in clause 2 are duly satisfied or waived;

"CONFIDENTIAL BUSINESS INFORMATION" means all know how and information not publicly known, that is used in or otherwise relating to the Target Companies or to the business, customers, or financial or other affairs of the Target Companies, (other than know how and information acquired or used by the Allied Group by virtue of its other operations), including:

(a) trade secrets and equivalent information (including, but not limited to formulae, processes, methods and knowledge) relating to the Target Companies; and

(b) all information received or obtained by the Allied Group as a result of the joint venture between the Purchaser and Axis relating to the Target Companies and all information obtained by the Allied Group as a result of entering into or performing this Agreement which relates to:

         (i)      the negotiations concerning this Agreement;


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

         (ii)     the provisions of this Agreement; and

         (iii)    the subject matter of this Agreement;

"CONFIDENTIALITY LETTER" means the letter defined in clause 19.4;

"CONSIDERATION" means the sum of US$20,560,001;

"DEED OF RELEASE" means the deed, in the agreed form, to be entered into by the Royal Bank of Scotland plc, the Purchaser, the Seller and the Transferring Shareholder, to be delivered by the Purchaser to the Seller on Completion in accordance with clause 7.2;

"EFFECTIVE ACQUISITION DATE" means 1 October 2001;

"FIRST AMENDMENT DEED" means the deed dated 14 July 2000 between the Purchaser, the Seller, Axis and Royal Bank of Scotland;

"ICTA 1988" means the Income and Corporation Taxes Act 1988;

"PRE-SALE DIVIDEND" means the dividend of (pound)3,500,000 paid to the Seller by Ansa after the Effective Acquisition Date but before the date of this Agreement;

"PROCEEDINGS" means any proceedings, suit or action arising out of or in connection with this Agreement;

"PRINCIPAL DEED" means the deed dated 14 May 1999 between The Royal Bank of Scotland and the Purchaser;

"PURCHASER'S SOLICITORS" Lovells of 65 Holborn Viaduct, London EC1A 2DY;

"SELLER'S SOLICITORS" Denton Wilde Sapte of 1 Fleet Place, London EC4M 7WS;

"TARGET COMPANIES" means Autocar, Ansa and VLC and "TARGET COMPANY" shall mean any one of them;

"TARGET SHARES" means the Ansa Shares, the Autocar Shares and the VLC Shares agreed to be transferred to the Purchaser on and subject to the terms of this Agreement;

"TAX" has the meaning ascribed to it in Schedule 2 and "TAXATION" shall be construed accordingly;

"TAX COVENANT" means the covenant set out in Schedule 2;

"TRANSFERRING SHAREHOLDER" means Axis;

"VLC SHARES" means the 30,720 ordinary shares in the capital of VLC owned by the Transferring Shareholder (representing 32% of the issued share capital);

"WARRANTIES" means the warranties set out in Schedule 1 and "WARRANTY" shall mean any one of them; and

"WARRANTY CLAIM" means a claim brought under any Warranty.

1.2      In this Agreement, unless the context otherwise requires:

         (a) references to this Agreement or any other document include this Agreement or such other document as varied, modified or supplemented in any manner from time to time;

         (b) references to recitals, clauses and Schedules and sub-divisions of them are references to the recitals and clauses of, and Schedules to, this Agreement and sub-divisions of them respectively;


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

         (c) references to any enactment include references to such enactment as re-enacted, amended or extended on or before the date of this Agreement and any subordinate legislation made from time to time under it;

         (d) references to a "person" include any individual, company, corporation, firm, partnership, joint venture, association, organisation, institution, trust or agency, whether or not having a separate legal personality;

         (e) references to the one gender include all genders, and references to the singular include the plural and vice versa;

         (f) any reference to indemnifying any person against any circumstance includes indemnifying and holding that person harmless on a continuing basis from all actions, claims, demands and proceedings of any nature from time to time made against that person and all losses, damages, payments, awards, costs or expenses made, suffered or incurred by that person as a consequence of, or which would not have arisen but for, that circumstance;

         (g) headings are inserted for convenience only and shall be ignored in construing this Agreement; and

         (h) the words "company", "subsidiary", "subsidiary undertaking" and "holding company" have the meanings given to them by the Companies Act 1985 as amended by the Companies Act 1989 and "associated company" shall mean all entities in which a company holds at least twenty five per cent of the issued share capital.

1.3      The recitals and Schedules to this Agreement form part of it.

1.4 Any reference in this Agreement to a document being "in the agreed form" is to a document in the form agreed between the parties and for identification purposes only signed or initialled by them or on their behalf on or before the date of this Agreement.


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




Executed as a Deed              )      /s/ Hugh E. Sawyer
by                              )      -------------------------------------
ALLIED HOLDINGS INC.            )      President and Chief Executive Officer
in the presence of:             )      -------------------------------------



Executed as a Deed              )      /s/  AutoLogic Holdings plc
by                              )      -------------------------------------
AUTOLOGIC HOLDINGS PLC          )
in the presence of:             )


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